Exhibit 99.4

Letter to Clients

Landry’s Restaurants, Inc.

Offer to Exchange

11 5/8% Senior Secured Notes Due 2015, Series B

That Have Been Registered Under the Securities Act of 1933

Pursuant to the Prospectus Dated [—], 2010

for

Any and All Outstanding

11 5/8% Senior Secured Notes Due 2015, Series A

To Our Clients:

Enclosed for your consideration is a prospectus, dated [—], 2010 (the “Prospectus”), and the related Letter of Transmittal (“Letter of Transmittal”), relating to the offer (“Exchange Offer”) of Landry’s Restaurants, Inc. (the “Company”) to exchange its 11 5/8% Senior Secured Notes Due 2015, Series B, which have been registered under the Securities Act of 1933, as amended (“Exchange Notes”) for a like principal amount of its issued and outstanding 11 5/8% Senior Secured Notes Due 2015, Series A (“Existing Notes”), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal.

This material is being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A TENDER OF SUCH EXISTING NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 P.M., New York City time, on [—], 2010, unless extended (“Expiration Date”). Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered.

If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER EXISTING NOTES.

Very truly yours,

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE WITHIN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Landry’s Restaurants, Inc. with respect to its Existing Notes.

This will instruct you to tender the Existing Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

Please tender the Existing Notes held by you for my account as indicated below:

11 5/8% Senior Secured Notes Due 2015, Series A $                 (Aggregate Principal Amount of Existing Notes)

☐     Please do not tender any Existing Notes held by you for my account.

Date:

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Existing Notes held by us for your account.

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